Exhibit 99.1

                VESTA INSURANCE TO SELL AFFIRMATIVE COMMON STOCK

    BIRMINGHAM, Ala., March 22 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has exercised demand registration for approximately 3.0 million of its 7.2 million shares of Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) common stock.

    Vesta intends to sell approximately 3.0 million shares of Affirmative currently owned by Vesta's holding company and use the proceeds to repay its $30 million credit facility as well as provide additional capital to further support its property-casualty operations.

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

    This news release does not constitute an offer of any securities for sale. Any such offer will be made only by means of a prospectus included within a registration statement to be filed with the Securities and Exchange Commission. This news release contains statements concerning Vesta's plans and objectives with respect to the registration and sale of certain shares of its Affirmative common stock and the use of the expected proceeds from such a sale. These statements should be considered "forward-looking statements" under applicable securities laws. Forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated or implied by such statements. These risks and uncertainties include: the timing of the proposed sale, which will be dependent on the filing and effectiveness of a registration statement, the completion of all necessary regulatory requirements and prevailing market conditions; the pricing of Affirmative's common stock in the public markets; and whether alternative transactions with respect to these shares, or alternative uses for the expected proceeds, emerge. Vesta undertakes no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on these statements, which speak only as of the date they are made.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             03/22/2005
    /CONTACT: Charles R. Lambert, Vice President, Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /